Exhibit 10.1

February 22, 2019

Seth Greenberg
c/o Alteryx Inc.

Re:    Terms of Separation

Dear Seth:

This letter confirms the agreement (“Agreement”) between you and Alteryx, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation provided under the Severance and Change in Control Agreement entered into by and between you and the Company on March 15, 2017 (the “Severance and CIC Agreement”) in exchange for a general release of claims and covenant not to sue, required as a condition to payment under the Severance and CIC Agreement.
1.Separation Date: Friday, February 15, 2019 was your last day of employment with the Company (the “Separation Date”).
2.    Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on February 15, 2019, we provided you one or more final paychecks for all wages, salary, bonuses, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts. Please promptly submit for reimbursement all final outstanding expenses, if any.
3.    Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the following payments pursuant to the Severance and CIC Agreement:
a.    Severance: The Company agrees to pay you the gross amount of $315,000 (this amount is equal to nine (9) months of your base salary plus an additional $78,750), less applicable state and federal payroll deductions, which amount shall be paid in semi-monthly installments, beginning in the first payroll period following the Effective Date (as defined below) of this Agreement. Any payments of severance that would have occurred prior to the Effective Date, but for the effectiveness of the Release, will be paid to you in a lump sum without interest in the first payroll period following the Effective Date, and all other amounts shall be paid in accordance with the payment schedule described herein.

Seth Greenberg

b.    COBRA: Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay your monthly insurance premium (the monthly amount of $2,063.72 under COBRA to continue your existing health benefits until the earliest of (i) nine (9) months following the Separation Date, (ii) the date when you receive similar coverage with a new employer or (iii) the expiration of your continuation coverage under COBRA. You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued. Payment of the COBRA insurance premium shall be made monthly, beginning in the first payroll period following the Effective Date (as defined below) of this Agreement. Any payments of COBRA insurance premium that would have occurred prior to the Effective Date, but for the effectiveness of the Release, will be paid in the first payroll period following the Effective Date, and all other amounts shall be paid in accordance with the payment schedule described herein.
By signing below, you acknowledge that you are receiving the separation compensation outlined in this section in consideration for waiving your rights to claims referred to in this Agreement, required as a condition to payment under the Severance and CIC Agreement, and that you would not otherwise be entitled to the separation compensation. You further acknowledge and agree that (a) the separation compensation outlined in this section satisfies in full any and all of your rights to payments and benefits under the Severance and CIC Agreement and (b) you remain bound by the covenants regarding non-competition, non-solicitation and non-disparagement set forth under Section 3 of the Severance and CIC Agreement. The Company agrees that its current executive officers, for so long as they are employed by or providing services to the Company, will not disparage you with any written or oral statement.  Nothing in this section shall prohibit the Company from providing truthful information in response to a subpoena or other legal process.  All inquiries to the Company from your prospective employers shall be directed to the Company’s Senior Vice President, Human Resources, who will disclose only your dates of employment and position(s) held with the Company.

4.    Return of Company Property and Resignation of Positions: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control. You hereby resign, as of the Separation Date, any and all of your positions, including directorships, memberships or management positions, with the Company or any of its subsidiaries or affiliates.
5.    Proprietary Information: You hereby acknowledge that you are bound by the attached Confidential Information and Invention Assignment Agreement (Exhibit A hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

Seth Greenberg

6.    Company Equity: Your rights concerning any awards of Company stock options or Company restricted stock units you may hold as of the Separation Date will continue to be governed by the written award agreements applicable thereto. Please review this documentation carefully, as your right to exercise your vested Company stock options following the Separation Date is limited.
7.    General Release and Waiver of Claims:
a.    The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company, including, but not limited to, as provided under the Severance and CIC Agreement. You agree that (i) all stock options, restricted stock units or other equity awards that were unvested as of the Separation Date ceased vesting and forfeited upon the Separation Date and you waive all claims with respect to such forfeited unvested awards and (ii) other than any stock options, restricted stock units, other equity awards or shares that were vested as of the Separation Date, you are not entitled to any additional stock options, restricted stock units, other equity awards or shares, and you waive all claims with respect to any such additional awards. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.    By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
c.    You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement. Notwithstanding anything to the contrary in herein, this Agreement does not impede, modify or diminish your right to exercise vested Company stock options pursuant to their applicable terms or retain ownership of previously acquired shares of Company common stock. To the fullest extent permitted by law, any dispute regarding

Seth Greenberg

the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
8.    Covenant Not to Sue:
a.    To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.    Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
9.    Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
10.    Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Irvine, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
11.    Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
12.    Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information

Seth Greenberg

concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
13.    No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
14.    Complete and Voluntary Agreement: This Agreement, together with Exhibit A hereto and the written award agreements governing your Company stock options and Company restricted stock units, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
15.    Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
16.    Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceeding as if an original.
17.    Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the compensation to be paid to you pursuant to Section 3 will be paid only at the end of that seven (7) day revocation period.
18.    Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).

Seth Greenberg

19.    Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

Alteryx, Inc.

By: /s/ Dean Stoecker
Dean Stoecker, Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Seth Greenberg                Date: 2/25/19
Seth Greenberg

EXHIBIT A

Confidential Information and Invention Assignment Agreement

ALTERYX, Inc.

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

(Federal)

THIS CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT (“Agreement”), is being entered into by me with Alteryx, Inc., a Delaware corporation, and their respective subsidiaries, affiliates, successors or assigns (together the “Company”), as a condition of my employment with the Company (as further described below). As such, in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1.     Employment. I acknowledge and agree that my employment with the Company is strictly “at-will”, in that at all times, and under all conditions whatsoever, either the Company or I can terminate the subject employment relationship at any time, with or without prior notice, and for any reason not prohibited by law. As part of this employment relationship, and in addition to executing this Agreement for the benefit of the Company, I am also entering into a Comprehensive Agreement (Employment At-Will and Arbitration) (“Comprehensive Agreement”) that designates the Company as my employer.

2.     Confidential Information.

A.     Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the President of the Company, any Confidential Information of the Company, except under a nondisclosure agreement duly authorized and executed by the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, source code, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Notwithstanding such nondisclosure obligations, pursuant to the Defend Trade Secrets Act of 2016, I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to an attorney or a federal, state, or local government official solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.

B.     Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the

Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C.     Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.     Inventions.

A.     Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B.     Purpose of Employment. I acknowledge that one of the primary purposes of the Company is that of developing software for sale and licensing to the Company’s customers, and to the extent I have been hired by the Company to program and create software and provide services to the Company’s customers concerning the same, I acknowledge and agree that I will be receiving compensation to further this primary purpose for the benefit of the Company.

C.     Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, software, source code, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, and all the derivatives rights thereto, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 4 below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act, 17 U.S.C. Section 101, and as such, the same are the sole and exclusive property of the Company. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

D.     Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

E.     Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

4.     Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention that I developed entirely on my own time without using the Company‟s equipment, supplies, facilities, or trade secret information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company‟s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by me for the Company. I will advise the Company promptly in writing of any inventions that I believe meet the foregoing criteria and not otherwise disclosed on Exhibit A.

5.     Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

6.     Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 3.D. In the event of the termination of my employment, I agree to sign and deliver a

“termination certificate”, or similar document reasonably requested by the Company, confirming that I have complied with all the terms of this Agreement, and that I have returned all the Confidential Information to the Company, including, but not limited to all devices, software, software codes, records, data, notes, reports, proposals, lists, correspondences, specifications, drawings, blueprints, sketches, materials, equipment, or other documents or property which is the Company’s Confidential Information and/or related to in any to the Company’s Invention (including, but not limited to all the Company’s software and source code).

7.     Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

8.     Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

9.     Non-Disparagement. I agree that I shall not engage in disparaging conduct directed at the Company, and will refrain from making any negative, detracting, derogatory, and unfavorable statements about the Company.

10.    Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

11.     Notification of Labor Code 2872. If an employment agreement entered into after January 1, 1980 contains a provision requiring the employee to assign or offer to assign any of his or her rights to any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Labor Code 2870. In any suit arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

12.     Arbitration and Equitable Relief.

A.     Arbitration. ALL DISPUTES CONCERNING THIS AGREEMENT, OR THE BREACH HEREOF, SHALL BE RESOLVED BY BINDING ARBITRATION. IN SUCH BINDING ARBITRATION, I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES, INCLUDING ATTORNEYS’ FEES AND COSTS, AVAILABLE UNDER APPLICABLE LAW.

B.     Availability of Injunctive Relief. I AGREE THAT ANY PARTY MAY SEEK INJUNCTIVE RELIEF WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THIS AGREEMENT. I UNDERSTAND THAT ANY BREACH OR THREATENED BREACH OF THIS AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL

NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS’ FEES.

C.     Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL.

FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

13.     General Provisions.

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B.     Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. If there are any conflicts between the terms and conditions of the Comprehensive Agreement or this Agreement, the terms and conditions of this Agreement shall control.

C.     Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

D.     Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

IN WITNESS WHEREOF, the individual parties hereto (or their duly authorized representatives, as the case may be) have caused this Confidential Information and Invention Assignment Agreement to be executed effective as of the day and year written.

COMPANY: ALTERYX, Inc., a Delaware corporation

By: _/s/ Dean A. Stoecker________________     Dated: 11/17/2015
Dean A. Stoecker, Chief Executive Officer

EMPLOYEE:

By:_/s/ Seth Greenberg__________________     Dated:_1/6/17_____________
Employee Signature

_Seth Greenberg_______________________
Employee’s Name (please print)

Exhibit A

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Identifying Number of Brief
Title Date Description

_✓_ No inventions or improvements

___ Additional Sheets Attached

Signature of Employee: __/s/ Seth Greenberg_________________________

Print Name of Employee: _Seth Greenberg___________________________